Exhibit 3.3

PLAN OF ENTITY CONVERSION

OF

DUKE ENERGY INDIANA, INC.

This Plan of Entity Conversion (the “Plan”) of Duke Energy Indiana, Inc., an Indiana corporation (the “Corporation”), is approved as of July 31, 2015.

WHEREAS, the Corporation is organized under the laws of the State of Indiana; and

WHEREAS, the Corporation desires to convert into and to hereafter become and continue to exist as an Indiana limited liability company pursuant to Ind. Code § 23-1-38.5 et seq. of the Indiana Business Corporation Law (the “Business Corporation Law”) and Ind. Code § 23-18-1 et seq. of the Indiana Business Flexibility Act (the “Business Flexibility Act”); and

WHEREAS, pursuant to Section 23-18-7-10(b) of the Business Flexibility Act and Section 23-1-38.5-10(a), of the Business Corporation Law, the Board of Directors of the Corporation has, by resolutions duly adopted, recommended this Plan to the sole shareholder of the Corporation (the “Shareholder”) to effect the conversion of the Corporation to an Indiana limited liability company pursuant to Sections 23-1-38.5-11 and 23-1-38.5-12 of the Business Corporation Law (the “Conversion”), upon the terms and subject to the conditions set forth in this Plan; and

WHEREAS, this Plan has been approved and adopted by the Shareholder;

NOW, THEREFORE, this Plan is hereby approved to convert the Corporation into an Indiana limited liability company:

1.             Conversion.  Upon the terms and subject to the conditions set forth in this Plan, and pursuant to Section 23-1-38.5-15 of the Business Corporation Law, at the Effective Time (as hereinafter defined), the Corporation shall be converted into and shall hereafter become and continue to exist as an Indiana limited liability company under the name “Duke Energy Indiana, LLC” (the “LLC”).

2.             Effective Time.  The Conversion shall become effective (the “Effective Time”) at the effective time and date specified in the Articles of Entity Conversion, in substantially the form attached hereto as Exhibit A, filed with the Secretary of State in the State of Indiana.

3.             Effects of the Conversion. The consummation of the Conversion shall have all of the effects set forth in Section 23-1-38.5-15 of the Business Corporation Law. In furtherance, and not in limitation, of the foregoing, at the Effective Time, all of the obligations of the Corporation as well as all of rights, privileges and powers of the Corporation, and all property, real, personal and mixed, and all debts due to the Corporation or owed by the Corporation, and all franchises, licenses and permits held by the Corporation, as well as all other things and causes of action belonging to the Corporation, shall remain vested in the LLC and shall be the property of the LLC, and the title to any real property vested by deed or otherwise in the Corporation shall not revert or be in any way impaired by reason of Section 23-1-38.5-15 of the Business Corporation Law.

4.             Operating Agreement of the LLC.  At the Effective Time, the By-Laws of the Corporation shall be replaced by and the LLC shall be governed by, the Operating Agreement, substantially in the form attached hereto as Exhibit B in accordance with the terms thereof (the “Operating Agreement”).

5.             Directors and Officers.  The directors of the Corporation immediately prior to the Effective Time shall be the directors of the LLC from and after the Effective Time until their successors are duly appointed and qualified, to serve in accordance with the relevant provisions of Section 23-18-1 et seq. of the Business Flexibility Act (and deemed managers of the LLC for purposes of the Business Flexibility Act) and the terms of the Operating Agreement. The officers of the Corporation immediately prior to the Effective Time shall be the officers of the LLC from and after the Effective Time until their successors are duly appointed and qualified, to serve in accordance with the relevant provisions of the Business Flexibility Act and the terms of the Operating Agreement.

6.             Conversion of Shares.  At the Effective Time, by virtue of the Conversion and without any action on the part of the Corporation, the LLC or any holder thereof, the shares of common stock, no par value, of the Corporation, issued and outstanding immediately prior to the Effective Time, all of which are held by the Shareholder, shall be automatically converted into one hundred percent (100%) of the limited liability company interests of the LLC.  Immediately prior to the Effective Time, there shall be outstanding no class or series of capital stock of the Corporation other than its common stock, no par value.

7.             Termination.  This Plan and the transactions contemplated hereby may be terminated by resolution of the Board of Directors of the Corporation at any time prior to the Effective Time in the manner and to the extent provided in the Business Corporation Law.

8.             Effect of Termination.  If this Plan is terminated pursuant to Section 7 hereof, this Plan shall become void and of no effect with no liability on the part of any party hereto.

9.             Amendment.  This Plan and the transactions contemplated hereby may be amended by resolution of the Board of Directors of the Corporation at any time prior to the Effective Time in the manner and to the extent provided in the Business Flexibility Act and the Business Corporation Law.

10.          Governing Law.  This Plan shall be governed by, enforced under and construed in accordance with the laws of the State of Indiana without giving effect to any choice or conflict of law provision or rule thereof.

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IN WITNESS WHEREOF, the undersigned hereby approves this Plan of Entity Conversion as of this 31st day of July, 2015.

CINERGY CORP.

By:	/s/Lynn J. Good
Lynn J. Good
Chief Executive Officer

Exhibit A

Exhibit B